Exhibit 99.1

ACI Preliminary Financial Results for the Fiscal Quarter Ended February 24, 2018

The following preliminary financial results for ACI are subject to change. The preliminary financial information has been prepared by management of ACI, and is subject to the completion of ACI’s internal control process. In addition, ACI’s independent accountants have not audited or reviewed such financial information. There can be no assurance that ACI’s actual results for the periods presented herein will not differ from the preliminary financial data presented herein and such changes could be material. This preliminary financial data should not be viewed as a substitute for full financial statements prepared in accordance with GAAP and is not necessarily indicative of the results to be achieved for any future periods.

Although ACI’s results of operations for the fiscal quarter ended February 24, 2018 are not yet finalized, the following unaudited information reflects ACI’s preliminary expectations with respect to such results based on information currently available to management. Fuel sales are excluded from identical store sales.

ACI estimates that its identical store sales growth will be 0.6% for the fiscal quarter ended February 24, 2018. ACI’s identical store sales growth during the quarter benefitted from improvements in customer traffic trends and an increase in average ticket.

ACI estimates that net sales and other revenue will be approximately $14.0 billion for the fiscal quarter ended February 24, 2018 as compared to $13.8 billion for the fiscal quarter ended February 25, 2017. This represents sales growth of approximately $217 million, or 1.6%, over the fiscal quarter ended February 25, 2017. The growth in net sales and other revenue was primarily driven by ACI’s 0.6% increase in identical store sales and higher fuel sales.

ACI estimates that gross profit and gross profit margin will be approximately $3.9 billion and 28.1%, respectively, for the fiscal quarter ended February 24, 2018 compared to $3.9 billion and 28.5%, respectively, for the fiscal quarter ended February 25, 2017. The reduction in gross profit margin is primarily driven by ACI’s investments in promotion and price in addition to higher shrink expense. Although shrink expense increased as compared to the fiscal quarter ended February 25, 2017, ACI did experience sequential improvement in shrink expense as a percentage of sales as compared to the fiscal quarter ended December 2, 2017.

ACI estimates that operating income will be approximately $213 million for the fiscal quarter ended February 24, 2018, as compared to operating income of $186 million for the fiscal quarter ended February 25, 2017. The increase in operating income was primarily driven by ACI’s increase in net sales and other revenue and lower selling and administrative expenses.

ACI estimates that interest expense will be approximately $196 million for the fiscal quarter ended February 24, 2018 as compared to $220 million for the fiscal quarter ended February 25, 2017. The decrease in interest expense was primarily due to the write-off of deferred financing costs in the fiscal quarter ended February 25, 2017 and lower average interest rates on outstanding borrowings as a result of ACI’s refinancing of its term loan facilities in the fourth quarter of the fiscal year ended February 25, 2017 and in the first half of the fiscal year ended February 24, 2018 in addition to lower interest costs relating to the repurchases and cancellation of certain of NALP’s outstanding notes in the third and fourth quarters of the fiscal year ended February 24, 2018.

ACI estimates that income before income taxes will be approximately $15 million for the fiscal quarter ended February 24, 2018 as compared to loss before income taxes of $45 million for the fiscal quarter ended February 25, 2017. The improvement in income (loss) before income taxes is primarily driven by higher operating income and lower interest expense as discussed above.

ACI estimates that Adjusted EBITDA will be approximately $712 million for the fiscal quarter ended February 24, 2018 as compared to $687 million for the fiscal quarter ended February 25, 2017. This increase in the fiscal quarter ended February 24, 2018 as compared to the fiscal quarter ended February 25, 2017 primarily reflects ACI’s higher operating income in the fiscal quarter ended February 24, 2018. Adjusted EBITDA, as a percentage of net sales, will be approximately 5.1% for the fiscal quarter ended February 24, 2018 as compared to 5.0% for the fiscal quarter ended February 25, 2017.

ACI EBITDA and Adjusted EBITDA Description and Reconciliation

For the definitions of EBITDA and Adjusted EBITDA, see the sections entitled “Non-GAAP Financial Measures” beginning on page [—] and “—Summary Selected Historical Consolidated Financial Data of ACI” on page [—] of this proxy statement/prospectus.

The table set forth below is a reconciliation of net (loss) income to Adjusted EBITDA (in millions) for the fiscal quarter ended February 24, 2018 (estimated) and the fiscal quarter ended February 25, 2017 (actual):

	Fourth Quarter
(Unaudited, in millions)	Fiscal Year Ended February 24, 2018 Estimated	Fiscal Year Ended February 25, 2017 Actual
Net income	$388	$35
Depreciation and amortization	436	430
Interest expense, net	196	220
Income tax benefit(1)	(373)	(80)

EBITDA	$647	$605
(Gain) loss on interest rate and commodity hedges, net	(1)	4
Acquisition and integration related costs(2)	56	48
Non-cash equity-based compensation expense	21	19
LIFO benefit	(21)	(16)
Facility closures and related transition costs(3)	2	3
Other(4)	8	24

Adjusted EBITDA	$712	$687

(1)	The tax benefit for the fiscal quarter ended February 24, 2018 reflects a net non-cash benefit of approximately $391 million as a result of a reduction in deferred tax liabilities related to the Tax Act, partially offset by an increase in deferred tax liabilities from the ACI Reorganization Transactions.
(2)	Primarily includes costs related to acquisitions, integration of acquired businesses and expenses related to management fees paid in connection with acquisition and financing activities.
(3)	Includes costs related to facility closures and the transition to ACI’s decentralized operating model.
(4)	Primarily includes lease adjustments related to deferred rents and deferred gains on leases. Also includes amortization of unfavorable leases on acquired Safeway surplus properties, changes in ACI’s equity method investment in Casa Ley (as defined herein), changes in the fair value of CVRs (as defined herein), foreign currency translation gains, costs related to ACI’s initial public offering and pension expense in excess of cash contributions.